Exhibit 3.1

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

CENTERPOINT ENERGY, INC.

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF CENTERPOINT ENERGY, INC.

This First Amendment to the Amended and Restated Bylaws of CenterPoint Energy, Inc., a Texas corporation (the “Company”), is dated as of December 10, 2015 (this “First Amendment”).

Recitals

A.	The Amended and Restated Bylaws of the Company (the “Bylaws”) were previously amended and restated by resolution of the Board of Directors of the Company (the “Board”) on July 24, 2014.

B.	The Board has approved the amendment to the Bylaws as set forth below, in accordance with Article VII of the Bylaws, effective as of the date of this First Amendment.

Amendment

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.	Article VI is hereby amended to include Section 5 produced below in its entirety:

“Section 5. Exclusive Forum for Certain Disputes. Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of Texas or, if such court lacks jurisdiction, the state district court of Harris County, Texas, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim against the Company or any director, officer or other employee of the Company pursuant to any provision of the Articles of Incorporation or the Bylaws (as either may be amended from time to time) or the TBOC and (d) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to (i) the provisions of this Section 5 and (ii) jurisdiction and venue in the United States District Court for the Southern District of Texas and the state district court of Harris County, Texas. If any action within the scope of this section is filed by or in the name of any party subject to this section (a “Violating Party”) in violation of this section (a “Violating Action”), the Violating Party shall be deemed to have consented to (A) the personal jurisdiction of Texas state and federal courts in connection with any action brought in any such court to enforce this section and (B) having service of process made upon the Violating Party in any such action by service upon the Violating Party’s counsel in the Violating Action as agent for such shareholder.”

2.	The Board shall submit this First Amendment to the Company’s shareholders at the 2016 annual meeting of the Company for ratification. In the event this First Amendment is not ratified by the affirmative vote of the holders of a majority of the shares of common stock of the Company, par value $0.01 per share, and represented in person or by proxy at such meeting, the Board shall amend the Bylaws to remove Article VI, Section 5 within five business days following such meeting.

3.	Except as amended by this First Amendment, the Bylaws remain the same and in full force and effect.

I hereby certify that this First Amendment was duly adopted by the Board to be effective as of December 10, 2015.

By:	/s/ Dana C. O’Brien
Name:	Dana C. O’Brien
Title:	Senior Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE

TO THE FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF CENTERPOINT ENERGY, INC.